                                                                       Exhibit 2
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                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG


                          MEDICAL GRAPHICS CORPORATION,
                            A MINNESOTA CORPORATION,


                              ANGEION CORPORATION,
                            A MINNESOTA CORPORATION,


                                       AND


                             ANG ACQUISITION CORP.,
                             A MINNESOTA CORPORATION





                            DATED: SEPTEMBER 22, 1999


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

                                          TABLE OF CONTENTS

                                                                                                      PAGE
ARTICLE I. DEFINITIONS..............................................................................   1
         1.1.     Defined Terms.....................................................................   1
         1.2.     Other Defined Terms...............................................................   7
         1.3.     Interpretation Provisions.........................................................   8

ARTICLE II. THE MERGER..............................................................................   8
         2.1.     The Merger........................................................................   8
         2.2.     Effective Time....................................................................   8
         2.3      Closing...........................................................................   8
         2.4.     Articles of Incorporation and By-laws.............................................   9
         2.5.     Directors.........................................................................   9
         2.6.     Officers..........................................................................   9
         2.7.     Effect of Merger..................................................................   9

ARTICLE III. EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY..................................  10
         3.1.     Effect on Capital Stock...........................................................  10
         3.2.     Payment; Exchange of Certificates.................................................  11
         3.3.     Treatment of Employee and Director Options; Warrants; Class A Stock; Accrued
                  Interests in Stock Purchase Plan..................................................  12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................  13
         4.1.     Organization and Capitalization...................................................  13
         4.2.     Authorization.....................................................................  14
         4.3.     Subsidiaries......................................................................  15
         4.4.     No Conflict.......................................................................  15
         4.5.     SEC Documents.....................................................................  16
         4.6.     Compliance with Health Care Laws..................................................  16
         4.7.     Undisclosed Liabilities...........................................................  17
         4.8.     Absence of Certain Changes or Events..............................................  17
         4.9.     Contracts; No Defaults............................................................  18
         4.10.    Transactions with Affiliates......................................................  20
         4.11.    Machinery and Equipment and Other Property........................................  20
         4.12.    Intellectual Property.............................................................  20
         4.13.    Real Property.....................................................................  21
         4.14.    Litigation and Proceedings........................................................  22
         4.15.    Employee Benefit Plans............................................................  22
         4.16.    Labor Relations...................................................................  24
         4.17.    Legal Compliance..................................................................  25
         4.18.    Environmental Matters.............................................................  25
         4.19.    Taxes.............................................................................  26
         4.20.    Governmental Authorities; Consents................................................  28
         4.21.    Licenses, Permits and Authorizations..............................................  28
         4.22.    Insurance.........................................................................  28

                                                      i

         4.23.    Customers and Suppliers...........................................................  28
         4.24.    Year 2000 Compatibility...........................................................  29
         4.25.    Brokers'Fees......................................................................  29
         4.26.    Board Recommendation..............................................................  29
         4.27.    Required Company Vote.............................................................  29
         4.28.    Proxy Statement...................................................................  29
         4.29.    Full Disclosure...................................................................  29

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................  30
         5.1.     Organization......................................................................  30
         5.2.     Authorization.....................................................................  30
         5.3.     No Conflict.......................................................................  30
         5.4.     Litigation and Proceedings........................................................  30
         5.5.     Governmental Authorities; Consents................................................  30
         5.6.     Brokers'Fees......................................................................  31
         5.7.     Proxy Statement...................................................................  31
         5.8.     Full Disclosure...................................................................  31

ARTICLE VI. COVENANTS OF THE COMPANY, PARENT AND SUB................................................  31
         6.1.     Conduct of Business Prior to Closing..............................................  31
         6.2.     Investigation by Parent; Confidentiality..........................................  33
         6.3.     Consents and Efforts..............................................................  33
         6.4.     No Solicitation...................................................................  34
         6.5.     Meeting of Shareholders...........................................................  36
         6.6.     Proxy Statement...................................................................  36
         6.7.     Director and Officer Liability....................................................  37
         6.8.     Notices of Certain Events.........................................................  37
         6.9.     Further Assurances................................................................  37
         6.10.    Financial Statements, Etc.........................................................  38
         6.11.    Year 2000 Remediation.............................................................  38

ARTICLE VII. CONDITIONS TO THE MERGER...............................................................  38
         7.1.     Conditions to the Obligations of each Party.......................................  38
         7.2.     Conditions to the Obligations of the Company......................................  38
         7.3.     Conditions to the Obligations of Sub and Parent...................................  39

ARTICLE VIII. MISCELLANEOUS.........................................................................  40
         8.1.     Termination.......................................................................  40
         8.2.     Assignment........................................................................  42
         8.3.     Notices...........................................................................  42
         8.4.     Entire Agreement; Waivers.........................................................  43
         8.5.     Multiple Counterparts.............................................................  43
         8.6.     Invalidity........................................................................  43
         8.7.     Fees and Expenses.................................................................  43
         8.8.     Cumulative Remedies...............................................................  43
         8.9.     Governing Law.....................................................................  43
         8.10.    Amendment.........................................................................  43
         8.11.    Public Announcements..............................................................  43


                                                      ii

         8.12.    Enforcement of Agreement..........................................................  44
         8.13.    Non-Survival of Representations, Warranties.......................................  44
         8.14.    No Third Party Beneficiaries......................................................  44

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "AGREEMENT"), dated September 22, 1999, is by and among MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (the "COMPANY"), ANGEION CORPORATION, a Minnesota corporation ("PARENT"), and ANG ACQUISITION CORP., a Minnesota corporation ("SUB").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved this Agreement and deem it advisable and in the best interests of Parent, Sub and the Company and of their respective shareholders to consummate the transaction provided for herein in which Sub will merge with and into the Company (the "MERGER");

         WHEREAS, pursuant to the Merger, each outstanding share of the common stock, par value $0.05 per share, of the Company (the "COMPANY COMMON STOCK") shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Sub and the Company (Sub and the Company sometimes being referred to herein as the "CONSTITUENT CORPORATIONS") are hereby adopting a plan of merger, providing for the merger of Sub with and into the Company, with the Company being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Sub of Articles of Merger with the Minnesota Secretary of State (the "ARTICLES OF MERGER"), such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

         WHEREAS, upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time of the Merger as the "SURVIVING CORPORATION"), shall continue its corporate existence under the Minnesota Business Corporation Act (the "MBCA"); and

         WHEREAS, the Board of Directors of each of the Constituent Corporations has directed that this Agreement be submitted to a vote of the shareholders of the Constituent Corporations in accordance with the MBCA, and Parent, as sole shareholder of Sub, has duly approved this Agreement in accordance with the MBCA.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS


         1.1. DEFINED TERMS. As used herein, the terms below shall have the following meanings:

         "AFFILIATE" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, the term

"control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise, whether or not such power is exercised.

         "ASSETS" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

         "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insurance arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

         "CLASS A STOCK" shall mean that certain class of Company stock issued pursuant to the Certificate of Rights and Preferences of Class A Stock of Medical Graphics Corporation filed with the Minnesota Secretary of State on March 31, 1997.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" shall mean the Confidential Information Agreement dated July 20, 1999, by and between Parent and the Company

         "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sale order, quotation or other commitment to which the Company or its Subsidiaries is a party or which relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

         "DISSENTING SHAREHOLDERS" shall mean those Shareholders who hold Dissenting Shares.

         "DISSENTING SHARES" shall mean any shares held by Shareholders who are entitled to exercise dissenters' rights with respect to their shares under the MBCA, and who have properly exercised their dissenters' rights by filing with the Company a written notice of intent to demand the fair value of their shares of Company Common Stock under the MBCA, perfected their dissenters' rights and not subsequently withdrawn or lost their dissenters' rights with respect to their Company Common Stock in accordance with the MBCA.

         "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, and Welfare Plans.

         "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

         "ENVIRONMENTAL CLAIMS" shall mean all notices of violation, liens, claims, demands, suits, and causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any Contract or Permit related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to any Environmental Law,
(vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from any Governmental Authority, and (ix) claims relating to exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

         "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent decrees, judgments, notices and Permits relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended and all analogous laws promulgated or issued by any Governmental Authority.

         "ENVIRONMENTAL REPORTS" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (i) any Environmental Conditions in, on or about the current or former properties of the Company or its Subsidiaries or (ii) the Company's or its Subsidiaries' compliance with, or liability under, any Environmental Laws.

         "EQUITY SECURITIES" of any Person shall mean (i) shares of capital stock or other equity securities of such Person, including, with respect to the Company, the Company Common Stock and the Class A Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by the Company or its Subsidiaries.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government, including the United States or any state, county, city or other political subdivision or any foreign government.

         "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IMPROVEMENTS" shall mean any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company or its Subsidiaries.

         "INDEBTEDNESS" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "JUNE 30 BALANCE SHEET" shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 1999.

         "JUNE 30 BALANCE SHEET DATE" shall mean June 30, 1999.

          "LAWS" means all laws, statutes, rules, regulations, ordinances, policies and other pronouncements having the effect of law of any Governmental Authority.

         "LEASES" shall mean all of the leases or subleases for personal or real property to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of the Assets is bound.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or material adverse change with respect to (i) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) the relations with customers, suppliers, distributors or employees of such Person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated hereby; provided that a "Material Adverse Effect" or "Material Adverse Change" shall not be deemed to included (1) changes in GAAP or (2) in the case of the Company, acts or omissions of the Company taken with the prior written consent of Parent in contemplation of the Merger.

         "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, (i) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

         "OPTIONS" shall mean the options to purchase shares of Company Common Stock issued to employees and non-employee directors of the Company pursuant to the Stock Option Plans.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

         "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, necessary or desirable for the operation of the business of the Company or its Subsidiaries as currently conducted.

         "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor and (c) easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the use or value of the property to which such encumbrance relates.

         "PERSON" shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization, or any Governmental Authority.

         "PERSONNEL" shall mean all directors, officers, employees and agents of the Company or its Subsidiaries.

         "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SHAREHOLDERS" shall mean the record holders of Company Common Stock and Class A Stock.

         "STOCK PURCHASE PLAN" shall mean the Medical Graphics Corporation Employee Stock Purchase Plan of the Company effective May 11, 1993.

          "STOCK OPTION PLANS" shall mean, collectively, (i) the Medical Graphics Corporation 1987 Stock Plan, effective March 12, 1987 (the "1987 Stock Plan"), and (ii) the Medical Graphics Corporation Restated Non-Employee Director Compensation Plan, effective May 22, 1997 (the "Directors' Stock Plan").

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other business entity, whether or not incorporated, (i) of which at least 50% of the Equity Securities having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such Person or any of its Subsidiaries or (ii) the operations of which are consolidated with such Person, pursuant to GAAP, for financial reporting purposes.

         "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

         "TAXPAYERS" shall mean (i) the Company, (ii) each Subsidiary of the Company and (iii) each consolidated or affiliated group of which the Company or any of its Subsidiaries is or has been a part.

         "WARRANTS" shall mean warrants to purchase shares of Company Common Stock under the Warrant Agreements.

         "WARRANT AGREEMENTS" shall mean (i) the Warrant dated March 25, 1997, expiring March 31, 2000, to Catherine A. Anderson to purchase 195,000 shares of Company Common Stock at a price of $2.67 per share, (ii) the Warrant dated March 27, 1997, expiring September 30, 2000, to Norwest

Business Credit, Inc. to purchase 93,750 shares of Company Common Stock at a price of $2.25 per share (which, after giving effect to antidilution provisions in the warrant, results in the right to purchase 210,937.50 shares at a price of $1.00 per share); and (iii) the Warrant dated March 25, 1997, expiring March 31, 2002, to Mark W. Sheffert to purchase 225,000 shares of Company Common Stock at a price of $2.25 per share.

         "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

         1.2.  OTHER DEFINED TERMS.

         In addition to the terms defined in Section 1.1 of this Agreement, the following terms shall have the meanings defined for such terms in the Sections set forth below:

                 TERM                                                               SECTION
                 --------------------------------------------     -------------------------
                 "Acquisition Proposal"                                              6.4(a)
                 "Articles of Merger"                                              Recitals
                 "CERCLA"                                                           4.18(d)
                 "Certificates"                                                      3.2(b)
                 "Closing"                                                              2.3
                 "Closing Date"                                                         2.3
                 "Company Common Stock"                                            Recitals
                 "Constituent Corporations"                                        Recitals
                 "Disclosure Schedule"                                  Article IV Preamble
                 "Effective Time"                                                       2.2
                 "Employment Laws"                                                     4.16
                 "Financial Statements"                                              4.5(c)
                 "Financing"                                                         6.3(b)
                 "Financing Documents"                                               6.3(b)
                 "FDA"                                                               4.6(a)
                 "Intellectual Property"                                               4.12
                 "Key Employee"                                                        4.31
                 "Key Employee Agreement"                                              4.31
                 "Leased Real Property"                                             4.13(a)
                 "Machinery and Equipment"                                             4.11
                 "Material Contract"                                                 4.9(a)
                 "Merger"                                                          Recitals
                 "Merger Consideration"                                              3.1(c)
                 "MBCA"                                                            Recitals
                 "Paying Agent"                                                      3.2(a)
                 "Payment Event"                                                     6.4(b)
                 "Permitted Party"                                                   6.4(b)
                 "Programs"                                                          4.6(d)
                 "Proxy Statement"                                                   6.6(a)
                 "Required Vote"                                                       4.28
                 "SEC Documents"                                                     4.5(a)
                 "Special Meeting"                                                     4.29

                 TERM                                                               SECTION
                 --------------------------------------------     -------------------------
                 "Sub Common Stock"                                                  3.1(a)
                 "Surviving Corporation"                                           Recitals
                 "Tax Returns"                                                      4.19(a)
                 "Third Party"                                                       6.4(a)

         1.3.     INTERPRETATION PROVISIONS.


                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                   ARTICLE II.
                                   THE MERGER


         2.1. THE MERGER. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation.

         2.2. EFFECTIVE TIME. On the Closing Date, the parties shall cause the Merger to be consummated by causing the Articles of Merger to be executed by the Constituent Corporations and filed in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time of filing of the Articles of Merger (the "EFFECTIVE TIME").

         2.3 CLOSING. Upon the terms and subject to the conditions of this Agreement, the consummation of the Merger (the "CLOSING") shall take place (a) at the offices of Faegre & Benson, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 at 10:00 a.m., local time, on the business day as soon as practicable following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as the Parent and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

         2.4.     ARTICLES OF INCORPORATION AND BY-LAWS.

                  (a) At the Effective Time, and without any further action on the part of the Company or Sub, the articles of incorporation of Sub, in the form attached hereto as EXHIBIT A, shall be the articles of incorporation of the Surviving Corporation following the Merger, until thereafter further amended as provided therein and under the MBCA, provided that at the Effective Time, Article I of such articles of incorporation shall be amended, by virtue of this Agreement and the Merger and without further action on the part of the Company or Sub, so that the name of the Surviving Corporation shall be Medical Graphics Corporation.

                  (b) At the Effective Time, and without any further action on the part of the Company or Sub, the by-laws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein, in the articles of incorporation of the Surviving Corporation and under the MBCA.

         2.5. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

         2.6. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

         2.7. EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the duties, liabilities and obligations of each of the Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each Constituent
Corporation, and all property, real, personal and mixed, and all debts to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and, without any further action or deed, all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all rights of creditors and Encumbrances upon any property of either Constituent Corporation shall therefore attach to the Surviving Corporation and shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforceable against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it;
all of the foregoing in accordance with the applicable provisions of the MBCA.

                                  ARTICLE III.
              EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY


         3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) CONVERSION OF COMMON STOCK OF SUB. Each share of common stock, par value $0.01 per share, of Sub (the "SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, immediately after the Effective Time, shall be all of the issued and outstanding capital stock of the Surviving Corporation.

                  (b) CANCELLATION OF STOCK HELD BY COMPANY. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company or by any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Section 3.1(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $2.15 in cash per share without interest (the "MERGER CONSIDERATION"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 3.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 3.2.

                  (d)      SHARES OF DISSENTING HOLDERS.

                           (i)      Notwithstanding any provision of this
Agreement to the contrary, each share of Company Common Stock (including each share of Company Common Stock held by any holder of Class A Stock who has converted his Class A Stock to Company Common Stock immediately upon approval of the Merger by the Required Vote) held by a Dissenting Shareholder who has demanded and perfected his demand for dissenters' rights with respect to such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost such rights shall not be converted into or represent a right to receive any of the Merger Consideration for such shares pursuant to Section 3.1(c) above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the MBCA.

                           (ii)     Notwithstanding the provisions of Section
3.1(d)(i) above, if any Dissenting Shareholder demanding dissenters' rights with respect to such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c) above upon surrender of the certificate or certificates representing such Dissenting Shares.

                           (iii)    The Company shall give Parent prompt
written notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Section 302A.473 of the MBCA and any withdrawal of such notice of intent to demand payment and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         3.2.  PAYMENT; EXCHANGE OF CERTIFICATES.

               (a) PAYING AGENT; PAYMENT FUND. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "PAYING AGENT"), and on or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of the Company Common Stock (other than the Company and holders of Dissenting Shares) cash in an amount necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing shares of Company Common Stock as part of the Merger. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million or in money market funds which are invested solely in such permitted investments. Any interest earned on such funds shall be for the benefit of the Surviving Corporation and the Parent may cause the Paying Agent to remit any interest earned from time to time to the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from Parent and the Surviving Corporation, use the funds deposited with the Paying Agent to pay the holders of the Company Common Stock in accordance with this Article III, and such funds shall not be used for any other purpose.

               (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be canceled. Except as required by law, no interest shall be paid on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2.

               (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of the rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

               (d) TERMINATION OF PAYMENT FUND. Any portion of the funds held by the Paying Agent pursuant to this Section 3.2 which remain undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled.

               (e) NO LIABILITY. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Authority), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (f) WITHHOLDING RIGHTS. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

               (g) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under
Section 3.1 hereof but for failure to deliver such Certificate to the Paying Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a written indemnity agreement in form and substance satisfactory to the Surviving Corporation and a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

         3.3. TREATMENT OF EMPLOYEE AND DIRECTOR OPTIONS; WARRANTS; CLASS A STOCK; ACCRUED INTERESTS IN STOCK PURCHASE PLAN.

               (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to
(i) provide for the cancellation, effective at the Effective Time, of all the outstanding Options and Warrants, (ii) provide that immediately prior to the Effective Time, each Option and Warrant, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the per share exercise price of each Option or Warrant held by the holder, whether or not then vested or exercisable, multiplied by
(y) the number of shares of Company Common Stock subject to such Option or Warrant; and (iii) provide that all Stock Option Plans and Warrant Agreements will terminate as of or prior to the Effective Time.

               (b) Prior to the Closing and upon approval of the Merger by the Required Vote, the Company shall take all actions necessary to cause the holders of Class A Stock to convert the Class A Stock to Company Common Stock such that no shares of Class A Stock will be issued and outstanding at the Effective Time.

               (c) As provided herein, the Stock Option Plans, the Warrant Agreements and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all action reasonably necessary to ensure that, as of the Effective Time, none of Parent, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Options, other options, Warrants, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof after the Effective Time.

               (d) On or prior to the Effective Time, the Company will either (i) issue shares of Company Common Stock in exchange for the amount contributed by employees to the Stock Purchase Plan and held for the issuance of shares of Company Common Stock, in which case such shares of Company Common Stock shall be entitled to the Merger Consideration provided in
Section 3.1(c) or (ii) with the consent of Parent, pay to such employees in exchange for cancellation of all rights to the issuance of shares of Company Common Stock under the Stock Purchase Plan, the amount of $1.087 for each Company Common Share otherwise issuable under the Stock Purchase Plan and refund to such employees the amount contributed ($1.063 per otherwise issuable share) by employees under the Stock Purchase Plan and held by the Company.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         As an inducement to Sub and Parent to enter into this Agreement, the Company hereby makes the following representations and warranties to Sub and Parent except as otherwise set forth in a written disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by the Company to Sub and Parent:

         4.1.  ORGANIZATION AND CAPITALIZATION.

               (a) ORGANIZATION. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date hereof, delivered to Parent true, correct and complete copies of its articles of incorporation and by-laws (in each case, as amended to date).

               (b) CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of stock, of which 500,000 shares are designated as Class A Stock. The issued and outstanding shares of Company Common Stock as of the date hereof consist solely of 5,650,947 shares of common stock, $0.05 par value. The issued and outstanding shares of Class A Stock as of the date hereof consist solely of 444,445 shares of Class A Stock and are held by FAMCO II, LLC. No shares of Company Common Stock or Class A Stock that have been repurchased by the Company are subject to Encumbrances created by the Company with respect to such shares. As of the date hereof, each share of Class A Stock is convertible into 3.375 shares of Company Common Stock. As of the date hereof, Options and Warrants to acquire 1,793,649 shares of Company Common Stock pursuant to the Stock Option Plans and Warrant Agreements are outstanding and unexercised, 876,437 shares of which are exercisable at a price that is less than the Merger Consideration. The total payments under Section 3.3(a) will not exceed $830,256. Schedule 4.1(b) includes a complete and correct list of (i) outstanding Options under such Stock Option Plans (including the name of each Person holding Options, the number of shares of Company Common Stock issuable upon the exercise thereof and the applicable exercise price of each such Option). The Company has no outstanding bonds, debentures, notes or other securities the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of Company Common Stock and Class A Stock (x) are duly authorized, validly issued, fully paid and nonassessable, and were issued free of any preemptive or other similar rights and (y) were issued in compliance with all applicable Laws, including federal and applicable state securities laws. Except as set forth in this Section 4.1(b) and shares of Company Common Stock issuable under the Stock Purchase Plan, there are no (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company. Under the Company's Stock Purchase Plan, the Company's employees have the right to purchase shares of Company Common Stock at a price of $1.063 per share. As of September 4, 1999, a total of $14,035.42 had been contributed to the Stock Purchase Plan and is being held by the Company for future issuance of shares. Upon the execution of this Agreement, the Company has closed the Stock Purchase Plan for further contributions at the end of the payroll period ending October 2, 1999. The Company estimates that the total amount that will be contributed through October 2, 1999 to the Stock Purchase Plan will be approximately $19,000. No shares of Company Common Stock or Class A Stock have been repurchased by the Company since January 1, 1997.

               (c)      VOTING TRUSTS, PROXIES, ETC. Except as disclosed in
Schedule 4.1(c), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Company Common Stock or Class A Stock to which the Company or, to the knowledge of the Company, any other Person is a party or by which the Company or, to the knowledge of the Company, any other Person is bound.

         4.2. AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Required Vote of the Company's shareholders, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

         4.3.  SUBSIDIARIES.

               (a) OWNERSHIP; CAPITALIZATION. Schedule 4.3(a) sets forth a list of each Subsidiary of the Company including the jurisdiction of organization, the number of shares of authorized capital stock, the par value of such stock, and the number of shares which are issued and outstanding. Except as indicated on Schedule 4.3(a), all of the issued and outstanding shares of each Subsidiary's capital stock are owned of record and beneficially by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state and foreign securities laws and were not issued in violation, of any preemptive or other similar rights. Except for the shares of capital stock of the Subsidiaries owned by the Company or a wholly-owned Subsidiary of the Company, or as otherwise indicated on Schedule 4.3(a), there are no (i) outstanding Equity Securities of the Company's Subsidiaries or (ii) commitments or obligations of any kind or character for
(A) the issuance of Equity Securities of the Company's Subsidiaries or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company's Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries. Except for the Equity Securities of the Company's Subsidiaries described on Schedule 4.3(a), neither the Company nor its Subsidiaries own Equity Securities in any Person.

               (b) ORGANIZATION. Each of the Company's Subsidiaries is duly incorporated as organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent true, correct and complete copies of each of its Subsidiaries' articles of incorporation and by-laws or other organizational documents (in each case, as amended to date).

         4.4. NO CONFLICT. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries;

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.4, conflict with or result in a violation or breach of any term or provision of any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets; or

               (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Company or any of its Subsidiaries or any of their respective Assets under, any Material Contract or any material Permits to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets is bound, except where such conflict, violation, default, consent, termination, cancellation, acceleration or modification, or Encumbrance would not reasonably be expected to have a Material Adverse Effect on the Company.

         4.5.  SEC DOCUMENTS.

               (a) Since January 1, 1997, the Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC DOCUMENTS").

               (b) As of their respective dates, the SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (c) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the "FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         4.6.  COMPLIANCE WITH HEALTH CARE LAWS.

               (a) The operations of the Company and its Subsidiaries are, and at all relevant times have been, in compliance in all material respects with all laws and regulations of the United States Food and Drug Administration (the "FDA") and all state and foreign agencies which have jurisdiction over their products including without limitation the FDA's Good Manufacturing Practices Regulations. Except as set forth in Schedule 4.6, the Company is not aware of any actual or threatened enforcement action by the FDA or state, foreign or independent agencies which have jurisdiction over its medical products concerning its products, including, without limitation, any fines, injunctions, civil or criminal penalties, recalls, seizures, detentions, investigations or suspensions. All products of the Company and its Subsidiaries are in compliance with all applicable premarketing, facility registration and product listing requirements, as well as all applicable manufacturing laws, regulations, standards and procedures of the FDA and applicable state, foreign or independent authorities, including the International Standards Organization. Each product manufactured or marketed by the Company and its Subsidiaries with respect to which a determination is required has been determined by the FDA to be substantially equivalent to a similar device marketed prior to May 28, 1976, and is therefore marketed pursuant to Section 510(k) of the Medical Devices Amendments of 1976. Except for the CardiO(2) product, each product manufactured or marketed by the Company or its Subsidiaries for sale in countries where the CE Mark is required is eligible to display the CE Mark. All manufacturing and development processes of the Company and its Subsidiaries have received, and continue to remain eligible to receive, ISO 9001 certification.

               (b) The Company and its Subsidiaries possess such certificates, authorizations, licenses or permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies including, without limitation, the FDA, as are material to, or legally required for, the operation of its business. The Company has not received any notice of proceedings relating to, or otherwise has knowledge that any governmental body or agency is considering, limiting, suspending, modifying or revoking any such certificate, authorization, license or permit.

               (c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any governmental agency by the Company have been so filed, maintained or furnished. Except as set forth on Schedule 4.6(c), all such reports, documents, claims and notices were complete and correct, including having met insurance coverage and medical necessity requirements, in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

               (d) Neither the Company and its Subsidiaries nor its officers, directors or managing employees have engaged in any activities which are prohibited under federal or state criminal or civil laws (including without limitation the federal Anti-Kickback statute, Stark law and federal False Claims Act and any state laws prohibiting kickbacks or certain referrals), or the regulations promulgated pursuant to such laws.

         4.7. UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) reflected or reserved for on the June 30 Balance Sheet or disclosed in the notes thereto or (ii) that have arisen since the date of the June 30 Balance Sheet Date in the ordinary course of the operation of business and consistent with past practice of the Company and its Subsidiaries, which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

         4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the June 30 Balance Sheet Date, except as disclosed on Schedule 4.8, there has not been any:

               (a) condition or event that has resulted in, or which the Company reasonably believes will result in, a Material Adverse Change in respect of the Company and its Subsidiaries, taken as a whole;

               (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective Personnel, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, except in the ordinary course of business consistent with past practices,
(iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iv) new employment agreement to which the Company or any of its Subsidiaries is a party;

               (c) addition to or modification of the Employee Plans other than (i) contributions made in accordance with the normal practices of the Company and its Subsidiaries or (ii) the extension of coverage to other Personnel who became eligible after June 30 Balance Sheet Date;

               (d) sale, assignment or transfer of any material Assets of the Company or its Subsidiaries other than in the ordinary course of business;

               (e) cancellation of any Indebtedness or waiver of any rights of substantial value to the Company or any Subsidiary, whether or not in the ordinary course of business;

               (f) amendment, cancellation or termination of any Material Contract, material Permit or other instrument material to the Company or any of its Subsidiaries;

               (g) capital expenditure or the execution of any Lease or any incurring of liability for such capital expenditure or lease by the Company or any of its Subsidiaries, involving payments in excess of $50,000;

               (h) failure to operate the business of the Company and its Subsidiaries in the ordinary course in any material respect so as to use reasonable efforts to preserve the business of the Company and its Subsidiaries intact, to keep available the services of the Personnel, and to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Company or its Subsidiaries;

               (i) change in accounting methods or practices by the Company or any of its Subsidiaries;

               (j) revaluation by the Company or any of its Subsidiaries of any of their respective Assets, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business in the reasonable judgment of the Company;

               (k) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets, properties or business of the Company or any of its Subsidiaries;

               (l) Indebtedness incurred by the Company for borrowed money or any commitment to incur Indebtedness entered into by the Company, or any loans made or agreed to be made by the Company other than Indebtedness incurred under the Company's line of credit with Norwest Bank Minnesota, N.A. in the ordinary course to finance the Company's working capital;

               (m) declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Securities of the Company or any redemption, purchase or other acquisition of any of the Company's or its Subsidiaries' Equity Securities;

               (n) issuance or reservation for issuance by the Company or its Subsidiaries of, or commitment to issue or reserve for issuance of, any Equity Securities of the Company or any of its Subsidiaries other than the issuance of Company Common Stock to any Person exercising Options or Warrants or the issuance of Company Common Stock pursuant to the Stock Purchase Plan or to the holder of Class A Stock converting his Class A Stock; or

               (o) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

         4.9.  CONTRACTS; NO DEFAULTS.

               (a) Schedule 4.9(a) contains a listing of all Contracts described in (i) through (xiv) below to which the Company or any of its Subsidiaries is a party (each, a "MATERIAL CONTRACT"). True, correct and complete copies of the Material Contracts have been delivered to Parent.

                        (i) Each Contract which involves (A) performance of services or delivery of goods and/or materials by the Company or any of its Subsidiaries of an amount or value in excess of $200,000 or (B) performance of services for or delivery of goods and/or materials to the Company or any of its Subsidiaries of an amount or value in excess of $100,000;

                        (ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing, except for extended payments to vendors which do not extend beyond March 31, 2000;

                        (iii) Each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having annual rental payments in excess of $50,000;

                        (iv) Each material licensing agreement or other Contract with respect to any Intellectual Property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property;

                        (v) Each Contract to which the Company or any of its Subsidiaries (or to the knowledge of the Company, any of their respective employees) is bound that (A) restricts the freedom of the Company or any of its Subsidiaries (or, if applicable any of their respective employees) to engage in any line of business or to compete with any other Person, or (B) assign to any other Person rights to any material invention, improvement, or discovery;

                        (vi) Each employment or severance agreement with any employee or former employee which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty, and each collective bargaining agreement or other Contract to or with any employee or any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                        (vii) Each joint venture Contract, partnership agreement, limited liability company or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

                        (viii) Each Contract containing covenants which restricts the Company's or any of its Subsidiaries' business activity or limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

                        (ix) Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

                        (x) Each power of attorney which is currently effective and outstanding;

                        (xi)     Each Contract providing for capital
expenditures after the date hereof in an amount in excess of $50,000;

                        (xii) Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business;

                        (xiii) Any other Contract material to the business or operations of the Company or its Subsidiaries; and

                        (xiv) Each amendment, supplement, and modification (whether written or oral) in respect of any of the foregoing.

               (b) Except as set forth on Schedule 4.9(b), each of the Material Contracts (i) is in full force and effect, (ii) represents the legally valid and binding obligations of the Company or the Subsidiary of the Company party thereto and are enforceable against the Company or such Subsidiary in accordance with their terms and (iii) to the knowledge of the Company, represents the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. Except as set forth on Schedule 4.9(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under any of the Material Contracts except where such condition or event would not reasonably be expected to have a Material Adverse Effect on the Company.

               (c) Except as set forth on Schedule 4.9(c) neither the Company nor any of its Subsidiaries has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty on the part of the Company or any of its Subsidiaries under any of the Material Contracts. Except as set forth on Schedule 4.9(c), no consent of any party to any Material Contract is required in connection with the execution and delivery by the Company under this Agreement or the consummation of the transactions contemplated hereby.

         4.10. TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule
4.10 or described in the SEC Documents, there are no Contracts, agreements, arrangements or understandings of any kind between any Affiliate of the Company (other than any wholly-owned Subsidiary of the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand.

         4.11. MACHINERY AND EQUIPMENT AND OTHER PROPERTY. Except as set forth on Schedule 4.11, the Company or one of its Subsidiaries owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture, automobiles and other tangible personal property reflected on the books of the Company and its Subsidiaries as of the date hereof as owned by the Company or its Subsidiaries (the "MACHINERY AND EQUIPMENT"), free and clear of all Encumbrances other than Permitted Encumbrances. The Machinery and Equipment, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently or have historically been used. Except as otherwise contemplated by this Agreement, the Company and its Subsidiaries owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, all of the material properties and assets of whatever kind (whether real or personal, tangible or intangible) used in its business, in each case free and clear of any Encumbrances other than Permitted Encumbrances. Such properties and assets constitute all properties and assets necessary to conduct the business of the Company and its Subsidiaries, as currently conducted.

         4.12. INTELLECTUAL PROPERTY. Schedule 4.12 lists all of the patents, trademarks, service marks, trade dress, logos, trade names, copyrights, mask works and pending applications (the foregoing, together with all material know-how, invention disclosures, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints being hereinafter collectively referred to as the "INTELLECTUAL PROPERTY") in which the Company or any of its Subsidiaries has any interest. The Material Contracts listed on Schedule 4.9 include all license or sublicense agreements with respect to any Intellectual Property to which the Company or any of its Subsidiaries is a party and which is material to the business and operations of the Company or any of its Subsidiaries as presently being conducted or contemplated. Except as set forth on Schedule 4.12, the Company or one or more of its Subsidiaries owns each item of Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and no other Person has the right to use such Intellectual Property other than pursuant to the Contracts listed on Schedule
4.9. Except as set forth on Schedule 4.12, the Company and its Subsidiaries' use of the Intellectual Property is not infringing upon or otherwise violating the rights of any other Person and, to the knowledge of the Company, no other Person is infringing or otherwise violating the rights of the Company or any of its Subsidiaries in or to any material Intellectual Property. The Company and its Subsidiaries have not been charged, nor to their knowledge is the Company or any of its Subsidiaries threatened to be charged with infringement of any unexpired patent, trademark, trade name, service mark, copyright or other proprietary right of any Person. No claim has been asserted by a Person, nor to the Company's knowledge is a claim threatened to be asserted by a Person, challenging or questioning the validity, enforceability or effectiveness of the Intellectual Property or any license or sublicense agreements to which the Company or any of its Subsidiaries is a party. No Person has a right to royalty or similar payment with respect to the Intellectual Property. The Company and its Subsidiaries own or have the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as has been or is presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property. The Company has delivered to Parent true, correct and complete copies of each agreement, registration, application and other documents relating to the Intellectual Property.

         4.13. REAL PROPERTY.

               (a) Schedule 4.13 describes and lists the name of the record owner of all real property now leased or licensed for use by the Company or any of its Subsidiaries (the "LEASED REAL PROPERTY"). The Company or one of its Subsidiaries has a valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.13 there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral granting to any Person the right to purchase, use or occupy any of the Leased Real Property. The Leased Real Property is all of the real property used in the business of the Company and its Subsidiaries as currently conducted and neither the Company or any Subsidiary owns or has owned any Real Property.

               (b) All Improvements owned, leased, or used by the Company or its Subsidiaries on the Leased Real Property are in good condition and repair in all material respects (normal wear and tear excepted), and such Improvements are free from material structural defects. The Company or its Subsidiaries has obtained Permits from any Governmental Authority having jurisdiction over any of the Leased Real Property, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Leased Real Property or any driveways, roads and other means of egress and ingress to and from any of the Leased Real Property and each such Permit, agreement, easement or other right is in full force and effect, and there is no pending, or to the knowledge of the Company threatened proceeding which could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to materially impair the continued use of such Lease Real Property for the use currently being made thereof. No Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would reasonably be expected to materially impair the continued use of such Leased Real Property by the Company and its Subsidiaries for the use currently being made thereof.

               (c) The Leased Real Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Leased Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities, all of which run through public rights-of-way or perpetual private easements.

               (d) Neither the Company nor any of its Subsidiaries has received notice of any special assessment relating to any Leased Real Property or any portion thereof, and no such special assessment is pending or, to the knowledge of the Company, threatened. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to any of the Leased Real Property.

         4.14. LITIGATION AND PROCEEDINGS. Except as set forth on Schedule 4.14, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Company, investigations (including, investigations by any Governmental Authority wherein a claim for improper charges was made), before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as set forth on
Schedule 4.14 there is no unsatisfied judgment, order, injunction or decree binding upon the Company or any of its Subsidiaries.

         4.15. EMPLOYEE BENEFIT PLANS.

               (a)      DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS
AND OTHER INFORMATION. Schedule 4.15 contains a complete list of Employee Plans. The Company has delivered to Parent a true and complete set of copies of (a) all Employee Plans and related trust agreements, annuity contracts or other funding instruments; (b) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under
Section 401 or 501 of the Code; (c) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (d) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions for the most recently completed five fiscal years; (e) all final documents furnished employees, officers and directors of the Company and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required during the most recently completed five fiscal years; (f) current registration statements on Form S-8 and amendments thereto with respect to any Employee Plan; (g) the forms of notification given to employees of their rights under Section 4980B of the Code during the most recently completed five fiscal years; and (h) the report prepared in connection with any compliance audit undertaken with respect to any Employee Plan.

               (b)      REPRESENTATIONS. Except as set forth in Schedule
4.15:

                           (i)      PENSION PLANS

                                    (A)      No Pension Plan is subject to the
         provisions of Part 3 of Title I, Subtitle B of ERISA, and neither the Company nor any ERISA Affiliate has any liability to any such Pension Plan. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan (other than matching contributions for April through December 31, 1999 and subsequent periods to the Medical Graphics Corporation 401(k) Savings Plan.

                                    (B)      Each Pension Plan which is intended
         to be qualified under Section 401(a) of the Code and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code.

                                    (C)      Except for law changes the
         remediation time period for which has not as of the Closing Date expired, each Pension Plan and each related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

                                    (D)      Neither the Company nor any ERISA
         Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. Neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of
         Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the prior six years.

                           (ii)     MULTIEMPLOYER PLANS. There are no
Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated or agreed to participate in a Multiemployer Plan.

                           (iii)    WELFARE PLANS.

                                    (A)      Each Welfare Plan which covers or
         has covered employees or former employees of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities) has been maintained, and presently is, in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                                    (B)      None of the Company, any ERISA
         Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate following termination of employment pursuant to, any retiree medical benefit plan, or other Welfare Plan except as required by Part 6 of Title I, Subtitle B of ERISA (or a comparable state law), and, except as set forth in the terms of the Plan or under applicable law, no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan.

                                    (C)      Each Welfare Plan which is a "group
         health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                           (iv)     BENEFIT ARRANGEMENTS. Each Benefit
Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth on Schedule 4.15 and except as provided by law, the employment of all persons presently employed or retained by the Company and its Subsidiaries is terminable at will.

                           (v)      FIDUCIARY DUTIES AND PROHIBITED
TRANSACTIONS. Neither the Company nor any of its Subsidiaries or ERISA Affiliates, nor, to the knowledge of the Company, any fiduciary of any Welfare Plan or Pension Plan has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has knowingly participated in a violation of Part 4 of Title 1, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

                           (vi)     LITIGATION. There is no action, order, writ,
injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitrator's action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company or any ERISA Affiliate other than routine claims for benefits. There is no filing pending under any compliance program maintained by the Internal Revenue Service with respect to any Pension Plan (E.G., VCR Program).

                           (vii)    UNPAID CONTRIBUTIONS, UBIT. Neither the
Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, Multiemployer Plan or Welfare Plan. The Company or an ERISA Affiliate has made all required contributions under each Employee Plan for all prior periods or proper accruals have been made and are reflected on the appropriate balance sheet and books and records of the Company. No Employee Plan is subject to any tax under Section 511 of the Code.

                           (viii)   PARACHUTE PAYMENTS. Except for those listed
in Schedule 4.15., there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, provides for the payment by the Company or any if its Subsidiaries of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                           (ix)     NO AMENDMENTS. Except for changes required
by changes in law, the remediation time period for which has not as of the Closing Date expired, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries.

                           (x)      NO OTHER MATERIAL LIABILITY. No event has
occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                           (xi)     NO ACCELERATION OR CREATION OF RIGHTS.
Except for those listed in Schedule 4.15., neither the execution and delivery of this Agreement by the Company and its Subsidiaries nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

         4.16. LABOR RELATIONS. Except as set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries has entered into any severance or similar arrangement in respect of any present employee of the Company or any of its Subsidiaries that will result in any obligation (absolute or contingent) of Parent, Sub, the Company or any of the Company's Subsidiaries to make any payment to any present employee of the Company or any of its Subsidiaries following termination of employment or upon a change of control of the Company. Except as set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice and there are no complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.16, there are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any attempt by organized labor to cause the Company or any of its Subsidiaries to comply with or conform to demands of organized labor relating to its employees. Except as disclosed on Schedule
4.16 the Company and its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the "EMPLOYMENT LAWS"). Neither the Company nor any of its Subsidiaries is liable for the payment of material fines, penalties or other material liabilities, however designated, for failure to comply with any of the foregoing Employment Laws.

         4.17. LEGAL COMPLIANCE. Except as set forth on Schedule 4.17, (i) neither the Company nor any of its Subsidiaries is, or at any time during the past three years has been, in material violation of or in material default under any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets, (ii) no action, proceeding, charge, complaint, claim, demand, notice or, to the best knowledge of the Company, investigation, has been filed or commenced against the Company or any Subsidiary alleging any such violation or default, nor to the knowledge of the Company are any such actions threatened, and (iii) neither the Company nor any of its Subsidiaries has, during the past three years, to its knowledge conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by the Company, its Subsidiaries or any of their employees, officers, directors or agents.

         4.18. ENVIRONMENTAL MATTERS. Except as otherwise disclosed in
Schedule 4.18:

               (a) (i) The Company and its Subsidiaries are, and at all times have been, in compliance with all Environmental Laws, (ii) the Company and its Subsidiaries hold, and at all times have held, all Permits required under Environmental Laws for the operation of their business, and (iii) to the Company's knowledge, no modification or change to the operations of the business will be required upon renewal of any such Permits.

               (b) (i) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or, to the knowledge of the Company, threatened relating to compliance with or liability under any Environmental Law, and
(iii) neither the Company nor any of its Subsidiaries has any liability under any Environmental Law.

               (c) There has been no spill, discharge, or release of Hazardous Substances on or from, and there are no other Environmental Conditions relating to, any current or, to the knowledge of the Company, former property owned, leased or used by the Company or any of its Subsidiaries that could reasonably be expected to result in (i) any investigation or remedial action by any Governmental Authority pursuant to any Environmental Law or (ii) any other Environmental Claim.

               (d) No current or former property owned, leased or used by the Company or its Subsidiaries or to which the Company or its Subsidiaries transported or arranged for the transportation of any Hazardous Substances is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Cleanup and Liability Act ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar foreign, federal or state list of sites requiring investigation or remediation.

               (e) There are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, leased or used by the Company that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or that are contaminated by polychlorinated biphenyls, (ii) there are no underground storage tanks, or underground piping associated with such tanks, that do not have a full secondary containment system in place, and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to a permit or approval issued by a Governmental Authority.

               (f) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, leased or used by the Company or its Subsidiaries, and no government actions have been taken or, to the Company's knowledge, are threatened that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and neither the Company nor its Subsidiaries are required to place any notice or restriction relating to Hazardous Substances in any deed to such property.

               (g) Neither the Company nor any of its Subsidiaries has released any Person or waived any rights or defenses with respect to any Environmental Claim or Environmental Conditions.

               (h) There is no Environmental Report in the possession or control of the Company relating to the current or prior business of the Company or its Subsidiaries that has not been delivered to the Parent.

         4.19. TAXES. Except as otherwise disclosed in Schedule 4.19:

               (a) All federal, state, local, and foreign tax returns of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries is or has been a part ("TAX RETURNS"), including those Tax Returns relating to Taxes due from and/or withheld by or required to be withheld by any of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries have been a part, have been duly and timely filed and are correct and complete.

               (b) All Taxes or estimates thereof that are due from a Taxpayer, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment.

               (c) None of the Tax Returns has been audited or is being audited by any taxing authority.

               (d) No assessment, audit or other proceeding by any taxing authority, court, or other Governmental Authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to the Tax Returns or Taxes owed or alleged to be owed by a Taxpayer.

               (e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due from a Taxpayer for any taxable period.

               (f) All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns.

                  (g) Neither the Company nor any of its Subsidiaries is a foreign person within the meaning of Section 1445(f)(3) of the Code.

                  (h) No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Company or its Subsidiaries or any of their Assets. None of the Assets secures any Indebtedness, the interest on which is tax-exempt under
Section 103(a) of the Code or is an asset or property that Sub, Parent, the Surviving Corporation or any of their Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                  (i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries or any of their Assets.

                  (j) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

                  (k) The Company has previously made available to Parent true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for its most recent taxable year, filed by the Company and the Subsidiaries or (insofar as such returns relate to any of the Company or the Subsidiaries) filed by any affiliated or consolidated group of which the Company or any such Subsidiary was then a member.

                  (l) None of the Company or the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of Taxes. The Company and the Subsidiaries have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (m) None of the Company or the Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by the Company or the Subsidiaries at or prior to the Closing.

                  (n) No "excess loss account" or "deferred intercompany gain" (as such terms are described in Treasury Regulation Section 1.1502) exist for, between or with respect to the Company and its Subsidiaries.

                  (o) Neither the Company nor any of its Subsidiaries is partner in any partnership.

                  (p) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (q) None of the Company nor any of its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) and (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Company and the Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (r) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any of the Company or any of its Subsidiaries are, or may be, subject to taxation by that jurisdiction.

         4.20. GOVERNMENTAL AUTHORITIES; CONSENTS. No consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, if any, (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota, (iii) the approval of this Agreement by the shareholders of the Company in accordance with the MBCA and the Company's articles of incorporation, and (iv) as otherwise disclosed in Schedule 4.20.

         4.21. LICENSES, PERMITS AND AUTHORIZATIONS. Schedule 4.21 contains a list of all material Permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries. All such material Permits are in full force and effect and there are no proceedings pending, or to the best knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such material Permits constitute all of the material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their Assets in the manner in which they are now owned, operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. All required filings with respect to such material Permits have been timely made and all required applications for renewal thereof have been timely filed.

         4.22.    INSURANCE.

                  (a) Schedule 4.22 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Company or any of its Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Parent.

                  (b) All policies listed on Schedule 4.22 (i) are valid, outstanding, and enforceable policies, and (ii) will not terminate or lapse by reason of the transactions contemplated by this Agreement.

                  (c) Neither the Company nor any of its Subsidiaries has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

         4.23. CUSTOMERS AND SUPPLIERS. Schedule 4.23 sets forth a complete and accurate list of the names of (i) the ten largest customers of the Company and its Subsidiaries, showing the approximate total sales in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year and (ii) the ten largest suppliers of the Company and its Subsidiaries, showing the approximate total purchases in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year. Neither the Company nor any Subsidiary has received any communication from any customer or supplier listed on Schedule 4.23 notifying the Company or any Subsidiary of any intention to terminate or materially reduce purchases from or supplies to the Company and its Subsidiaries or the intention to terminate or fail to renew their current Contracts with the Company or its Subsidiaries or fail to exercise any purchase option thereunder.

         4.24. YEAR 2000 COMPATIBILITY. Except as set forth on Schedule 4.24, the Company's business systems (including the Machinery and Equipment used by the Company and its Subsidiaries, and the products sold by the Company in the conduct of its business as currently conducted, and the provisions sold by the Company, whether owned by the Company or a Subsidiary of the Company or licensed from others) have been inventoried, assessed and tested for failure or miscalculation as a result of the change from the year 1999 to the year 2000. Except as set forth on Schedule 4.24, to the best of the Company's knowledge, all such business systems, will perform as designed without regard to any references to or computations based on calendar dates or periods of elapsed time, including but not limited to, any thereof with respect to any date or dates in 1999 or 2000.

         4.25. BROKERS' FEES. Except as set forth on Schedule 4.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries or Affiliates.

         4.26. BOARD RECOMMENDATION. A special committee of the Board of Directors of the Company satisfying the requirements of Section 302A.673 of the MBCA, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and, subject to Section 6.4 hereof, has determined to recommend to the Company's shareholders that they vote to approve this Agreement and the Merger. The Board of Directors of the Company has taken all such action required to be taken by the Company to provide that this Agreement and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price," or other anti-takeover laws or regulations of the State of Minnesota.

         4.27. REQUIRED COMPANY VOTE. The affirmative vote of a majority of all shares of the Company entitled to vote and the affirmative vote of the holders of at least one half of the Class A Stock, voting together as a single class (collectively, the "REQUIRED VOTE") are the only votes of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         4.28. PROXY STATEMENT. The Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting of the shareholders of the Company (the "SPECIAL MEETING") and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Exchange Act, provided that this Section 4.28 shall not apply to any written information provided to the Company by the Parent or Sub expressly for use in the Proxy Statement.

         4.29. FULL DISCLOSURE. No representation or warranty made by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by the Company to Sub and Parent in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein not misleading.

                                   ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         As an inducement to the Company to enter into this Agreement, Sub and Parent hereby make the following representations and warranties to the Company:

         5.1. ORGANIZATION. The Parent is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. The Sub is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

         5.2. AUTHORIZATION. Parent has all necessary corporate power and authority to, and has taken all action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and Parent and is a legal, valid and binding obligation of Sub and Parent, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

         5.3. NO CONFLICT. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby does not and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Parent or Sub,

                  (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Parent or Sub or any of their respective Assets; or

                  (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Parent or Sub or any of their respective assets under, any Contract to which Parent or Sub is a party or by which any of their respective Assets is bound, except to the extent any of the foregoing would not materially and adversely effect Parent's or Sub's ability to consummate the transactions contemplated hereby.

         5.4. LITIGATION AND PROCEEDINGS. At the date hereof, except as set forth in Schedule 5.4, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Parent, investigations, before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of Parent, threatened, against Sub or Parent which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of either Sub or Parent to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Sub or Parent which would reasonably be expected to have a Material Adverse Effect on the ability of Sub or Parent to enter into and perform its obligations under this Agreement.

         5.5. GOVERNMENTAL AUTHORITIES; CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Sub or Parent with respect to the execution or delivery of this Agreement by Sub or Parent or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota.

         5.6. BROKERS' FEES. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission for which any Shareholder may become liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Sub, Parent, or any of their Affiliates.

         5.7. PROXY STATEMENT. The information concerning Sub and Parent, their officers, directors, employees and shareholders and furnished in writing to the Company by Sub and Parent specifically for use in the Proxy Statement will not, when mailed to the shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.8. FULL DISCLOSURE. No representation or warranty made by Sub or Parent in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Sub or Parent to the Company in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained therein not misleading.


                                   ARTICLE VI.
                    COVENANTS OF THE COMPANY, PARENT AND SUB

         The Company, Sub and Parent covenant and agree with each other that from the date hereof through the Closing:

         6.1. CONDUCT OF BUSINESS PRIOR TO CLOSING. Prior to the Effective Time, unless Parent has agreed otherwise in writing, the Company:

                  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

                  (b) shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (c) shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation or by-laws or comparable governing instruments;

                  (d) shall promptly notify Parent of (i) any Material Adverse Change with respect to the Company, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach of any representation or warranty contained herein;

                  (e) shall promptly deliver to Parent correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (f) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquish any material contract rights, or any acquisition or disposition of Assets or securities other than the acquisition or disposition of Assets in the ordinary course of business consistent with past practice;

                  (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

                  (h) shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

                  (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees, (ii) grant any severance or termination pay to any employee or (iii) enter into any collective bargaining agreement;

                  (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person, except, in the case of clause (i), for borrowings under existing credit facilities (excluding arrangements presently in place under vendor payment agreements) in the ordinary course of business which do not exceed in the aggregate the principal amount calculated in accordance with Schedule 6.1(j) hereto and except, in the case of clause (ii), for advances consistent with past practice which are not material;

                  (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

                  (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other Equity Securities (other than the declaration or payment of any dividend by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other Equity Securities or capital stock or other Equity Securities of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Securities;

                  (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any Equity Securities of the Company or any of its Subsidiaries (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof or upon the conversion of Class A Stock, in each case in accordance with their present terms);

                  (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $50,000 in the aggregate;

                  (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

                  (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

                  (q) shall not revalue in any material respect any of its material Assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP; and

                  (r) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

         6.2. INVESTIGATION BY PARENT; CONFIDENTIALITY. The Company shall allow Parent, its counsel, accountants, business consultants, and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Company and its Subsidiaries, including, without limitation, the performance of environmental site assessments, and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Parent and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated personnel employees and officers of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Parent promptly upon request
(a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as Parent, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their employees, officers, accountants and counsel to cooperate with Parent, and to provide such documents and information as Parent and its representatives may request. All information furnished to or obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement.

         6.3.     CONSENTS AND EFFORTS.

                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings, if any, under the HSR Act with respect to the Merger (and to cause its Affiliates to cooperate in any such filings) and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent and the Company will use their reasonable best efforts and cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Authorities or other persons, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

         6.4.     NO SOLICITATION.

                  (a) The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (i) solicit, initiate or take any action knowingly to facilitate or encourage (including by way of furnishing information and assistance) the submission of inquiries, proposals or offers from any Person or group, other than Parent and its representatives and Affiliates, that constitute or relate to an Acquisition Proposal or may reasonably be expected to lead to an Acquisition Proposal, (ii) agree to or endorse any Acquisition Proposal, (iii) enter into or participate in any discussions or negotiations with, or in any way continue any discussions or negotiations commenced before the date of this Agreement with, a Third Party (as defined below) regarding any Acquisition Proposal, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person or group (other than Parent and its representatives and Affiliates) to make any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either, directly or indirectly, through advisors, agents or other intermediaries) from at any time prior to receipt of the Required Vote with respect to the Merger in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes to Parent) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates (a "THIRD PARTY"), who has made an Acquisition Proposal,
(B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal or (C) withdrawing or modifying its recommendation to the Company's shareholders with respect to the Merger or recommending an Acquisition Proposal to the Company's shareholders, but in each case referred to in the foregoing clauses (A) through (C), only to the extent that (x) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law and (y) the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions until after giving reasonable notice to Parent with respect to its intent to take such action and informing Parent of the terms and conditions of such proposal and the identity of the Person making the applicable Acquisition Proposal.

                  (b) For the purpose of this Agreement, "ACQUISITION PROPOSAL" means any bona fide inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect:
(i) acquisition or purchase of 25% or more of the Assets or 25% or more of any class of

Equity Securities of the Company and its Subsidiaries, (ii) tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or group beneficially owning 25% or more of any class of Equity Securities of the Company or any of its Subsidiaries, (iii) merger, consolidation, statutory share exchange, recapitalization, sale of all or any substantial portion of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or (iv) other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby.

                  (c) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Sub, within five business days following such event, a termination fee of $600,000 in cash. "PAYMENT EVENT" means any of the following events:

                                    (i)      the termination of this Agreement
         pursuant to Section 8.1(a)(v);

                                    (ii)     the termination of this Agreement
         pursuant to Section 8.1(a)(vi);

                                    (iii)    if this Agreement shall have been
         terminated for any reason (other than (A) pursuant to Section 8.1(a)(i), (B) pursuant to Section 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, (C) pursuant to Section 8.1(a)(iv) other than because of a judgment, injunction, order or decree attributable to any act or omission of the Company or its Affiliates or
         (D) pursuant to Section 8.1(a)(viii)) and (1) any Third Party other than Parent or any of its Affiliates or any Person that currently owns 25% or more of the outstanding shares of Common Stock (a "PERMITTED PARTY") shall have become the beneficial owner of 25% or more of the outstanding shares of Company Common Stock or (2) on or prior to the date that is within 18 months of the termination of this Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(b) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(b).

                  (d) Upon the occurrence of a Payment Event or upon a termination of this Agreement (i) pursuant to Section 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.1(a) or Section 7.3(e) to be satisfied, (ii) pursuant to Section 8.1(a)(vii), or (iii) pursuant to 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of the condition set forth in Section 7.3(a)(i) or Section 7.3(a)(ii) to be satisfied, the Company shall reimburse Parent and its Affiliates not later than five business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the financing for transactions contemplated by this Agreement (including any fees payable to the entities providing for such financing and their respective counsel); provided that the aggregate amount payable pursuant to this Section 6.4(d) shall not exceed $300,000.

                  (e) The Company acknowledges that the agreements contained in this Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sub and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.4, the Company shall also pay to Sub and Parent their costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

                  (f) The Company and its Subsidiaries shall (i) immediately notify Parent (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Parent informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (g) If this Agreement is terminated by the Company pursuant to Section 8.1(a)(viii), Parent shall reimburse the Company not later than five business days after submission of reasonable documentation thereof for all of the Company's documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for its counsel), actually incurred by the Company or on its behalf in connection with this Agreement and the transactions contemplated hereby; provided that the aggregate amount payable pursuant to this Section 6.4(g) shall not exceed $150,000.

                  (h) This Section 6.4 shall survive any termination of this Agreement, however caused.

         6.5. MEETING OF SHAREHOLDERS. The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its shareholders as promptly as practicable, and in any event on or before February 29, 2000, to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall (subject only to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger in accordance with Section 6.4(a)) recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. This Agreement shall be submitted to a vote of shareholders of the Company at the Special Meeting regardless of whether the Board of Directors hereafter determines that the Agreement is no longer advisable and withdraws its recommendation of the Agreement or the Merger unless this Agreement shall have been previously terminated pursuant to Article VIII.

         6.6.     PROXY STATEMENT.

                  (a) Sub, Parent and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the shareholders of the Company in connection with the Merger (the "PROXY STATEMENT"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock and Class A Stock. The Company shall comply in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and make such other filings with the SEC in connection with the transactions contemplated hereby, and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger (subject to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger as provided in Section 6.4(a)). The Company shall use all reasonable efforts, and Sub and Parent will cooperate with the Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

                  (b) No amendment or supplement to the Proxy Statement shall be made by Sub, Parent, or the Company without the approval of all other parties. The Company shall advise Sub and Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         6.7.     DIRECTOR AND OFFICER LIABILITY.

                  (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The by-laws of the Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those by-laws of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.7, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

                  (b) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume its obligations set forth in this Section 6.7.

         6.8. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Sub and Parent of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                  (c) any Actions commenced or, to the best of its knowledge threatened against, relating to or involving, or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8 or which relate to the consummation of the transactions contemplated by this Agreement.

         6.9. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the

Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         6.10. FINANCIAL STATEMENTS, ETC. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Parent with financial statements, including a consolidated balance sheet and income statement, relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and normal year end adjustments) and present fairly and accurately in accordance with GAAP the Assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the periods covered thereby.

         6.11. YEAR 2000 REMEDIATION. Prior to the Effective Time, the Company shall complete (i) the inventory and assessment of its business systems that are susceptible to failure or miscalculation as a result of the change from the year 1999 to the year 2000 ("Y2K ISSUES"); (ii) the remediation and replacement of all material information technology business systems affected by Y2K issues and (iii) the testing of all material information technology business systems affected by Y2K issues.


                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

         7.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Sub and Parent to effect the Merger and to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on the Closing Date, of each of the following conditions:

                  (a) This Agreement shall have been approved and adopted by the holders of the Company Common Stock in accordance with the MBCA by the Required Vote;

                  (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

                  (c) No provision of any applicable Law or regulation and no judgment, order, decree or injunction shall prohibit or enjoin the consummation of the Merger;

         7.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Company, to the satisfaction, on the Closing Date, of the following conditions, which may be waived by the Company in accordance with Section 8.4:

                  (a) All representations and warranties of Sub and Parent contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if such representations and warranties were made at and as of the date hereof and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date).

                  (b) Sub and Parent shall have each performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                  (c) The Company shall have received, at or prior to the Closing, a certificate executed by an officer or member of Parent certifying that, as of the Closing Date, the conditions set forth in Sections 7.2(a) and
(b) have been satisfied.

         7.3. CONDITIONS TO THE OBLIGATIONS OF SUB AND PARENT. The obligations of Sub and Parent to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of Sub and Parent, to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived by Sub and Parent in accordance with Section 8.4:

                  (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i)      All representations and warranties of the
Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date as if such representations and warranties were made at and as of the date hereof and the Closing Date.

                           (ii)     The Company shall have performed in all
material respects all of the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                           (iii)    Sub and Parent shall have received, at or
prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a), (b), (c), (d), (e), (f) and (g) have been satisfied.

                  (b) NO PROCEEDINGS OR LITIGATION. No Actions by any Governmental Authority or any other Person shall have been granted a temporary restraining order for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which would reasonably be expected to materially damage Sub or Parent or materially adversely affect the value of the Company Common Stock, the Class A Stock or the Assets, or the business or operations of the Company and its Subsidiaries or Parent's ability to own and operate the Assets, business or operations of the Company and its Subsidiaries, if the transactions contemplated hereby are consummated.

                  (c) CONSENTS. All consents, approvals and licenses of any Governmental Authority or any third party (including, without limitation, any consent listed on Schedule 4.9 of the Disclosure Schedule) required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained.

                  (d) MATERIAL CHANGES. Since June 30, 1999, (i) there shall have been no Material Adverse Change with respect to the Company and (ii) there shall have been no events or conditions which would be reasonably expected to cause a Material Adverse Change with respect to the Company.

                  (e) DISSENTERS' RIGHTS. Dissenting Shares shall constitute not more than ten percent of the shares of the Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Common Stock held by holders of Class A Stock who have converted their shares of Class A Stock).

                  (f) CONVERSION OF CLASS A STOCK. Prior to the Closing each holder of Class A Stock shall duly and validly converted his shares of Class A Stock to shares of Company Common Stock in accordance with their present terms and immediately prior to the Effective Time, the Company shall not have issued or outstanding any Equity Securities other than Company Common Stock or options, warrants, conversion rights or other rights to Equity Securities other than Options and Warrants existing on the date hereof.

                  (g) KEY EMPLOYEE. Richard E. Jahnke (the "KEY EMPLOYEE") shall not have terminated his employment with the Company, announced his intention to terminate his employment with the Company, breached his existing employment agreement with the Company or otherwise given Parent reasonable grounds to believe that he will not be available to continue to provide services to the Company. The Key Employee shall have executed and delivered a valid and binding, legally enforceable agreement with the Company canceling his existing employment agreement with the Company, effective at the Effective Time, and replacing that employment agreement with the form of employment agreement attached to that certain letter agreement between the Key Employee and Parent of even date herewith (the "KEY EMPLOYEE AGREEMENT").

                  (h) BOARD SEATS. Up to three directors of the Company acceptable to Parent shall have agreed to serve on the Board of Directors of Parent after the Effective Time.

                  (i) CERTAIN FEES. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the Company's fees and expenses associated with the transactions contemplated by this Agreement, including, without limitation, legal, accounting, printing and broker's or finder's fees, will not be in excess of $350,000.


                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.1.     TERMINATION.

                  (a) TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned prior to the Effective Time by providing written notice to each of the other parties hereto as follows (notwithstanding any approval of the Merger by the shareholders of the Company):

                           (i)      by mutual written consent of Parent and the
Company at any time;

                           (ii)     by Sub, Parent, or the Company, if the
Closing shall not have occurred on or before February 29, 2000; provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

                           (iii)    by Sub, Parent, or the Company, if any of
the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

                           (iv)     by the Company, Parent, or Sub, if there
shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any permanent judgment, injunction, order or decree enjoining a party from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

                           (v)      by Parent, if the Board of Directors of the
Company shall have (A) withdrawn or modified or amended, in a manner adverse to Sub or Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal or shall have failed to reconfirm its recommendation of this Agreement and the Merger within five business days of Sub's or Parent's request that it do so, (C) failed to convene the Special Meeting in breach of the provisions of this Agreement or failed as promptly as practicable to mail the Proxy Statement to its shareholders or failed to include in such statement the recommendation referred to above, (D) in response to the commencement of any tender offer of exchange offer for 25% or more of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business after commencement of the offer; or (E) publicly announced its intention to do any of the foregoing;

                           (vi)     by the Company, if, prior to the Effective
Time, in good faith, based upon written advice from outside counsel that such action is necessary in order to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub or Parent its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Common Stock, in either case that is determined by the Board of Directors of the Company to be on financial terms more favorable to the Company's shareholders than the Merger; provided that the Company shall be in compliance with Section 6.4;

                           (vii)    by the Company, Parent, or Sub, if, at the
Special Meeting or any adjournment thereof at which this Agreement and the Merger is voted upon, the Required Vote shall not have been obtained; or

                           (viii)   by the Company, if as a result of the
matters disclosed in Schedule 5.4, there is a temporary injunction in state court or a preliminary injunction in federal court prohibiting or enjoining the consummation of the Merger and such injunction is in full force and effect on the following dates: (A) the day before the date that a duly noticed meeting of the shareholders of the Company to vote on the Merger is scheduled to be held or, if requested by Parent, the day before the date of a rescheduled meeting of the shareholders of the Company; it being agreed that Parent shall have the one-time right to require the Company to adjourn or postpone its shareholders' meeting and to reschedule it to a date which is not less than 30 days after the originally scheduled shareholders' meeting date if an injunction is in effect on the day before the date the meeting was originally scheduled to be held or (B) if the Company holds its shareholders meeting notwithstanding that an injunction is in effect on the day before the date the meeting was originally scheduled, if the Closing is not effected within 30 days after receipt of the Required Vote.

                  (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4 and 8.7 and this Section 8.1 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (c) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1:

                           (i)      Each party shall redeliver all documents,
work papers and other material of any other party and any and ail copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                           (ii)     No confidential information received by any
party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law.

         8.2. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement, except that Parent and/or Sub may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of Section 6.7 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder. Each party acknowledges that no provision hereof shall limit the ability of Parent or Sub to, between the date hereof and the Effective Time, issue or sell shares of the capital stock of Sub to one or more Persons not a party to , this Agreement.

         8.3. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    IF TO THE COMPANY, ADDRESSED TO:

    Medical Graphics Corporation
    350 Oak Grove Parkway
    St. Paul, MN 55127-8599
    Attention:  Richard E. Jahnke
    Telecopy:  (651) 484-4826

    With a copy to:

    Lindquist & Vennum P.L.L.P.
    4200 IDS Center
    80 South Eighth Street
    Minneapolis, MN 55402
    Attention:  Thomas G. Lovett, IV
    Telecopy:  (612) 371-3207

    IF TO PARENT OR SUB, ADDRESSED TO:

    Angeion Corporation
    7601 Northland Drive
    Brooklyn Park, Minnesota 55428
    Attention:  James B. Hickey, Jr.
    Telecopy:  (612) 315-2059

    With a copy to:

    Faegre & Benson LLP
    2200 Norwest Center
    90 South Seventh Street
    Minneapolis, Minnesota  55402
    Attention:  Stephen C. Kennedy
    Telecopy:  (612) 336-3026


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         8.4. ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements. understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.5. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.6. INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         8.7. FEES AND EXPENSES. Except as provided in Section 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         8.8. CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         8.9. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

         8.10. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.11. PUBLIC ANNOUNCEMENTS. None of the parties will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or the quotation requirements of NASDAQ. In addition to the foregoing, the parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

         8.12. ENFORCEMENT OF AGREEMENT. The Company, Parent and Sub agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Company, Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If any action is brought by Company to enforce this Agreement, the Parent or Sub agree to waive the defense that Company has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy. If any action is brought by Parent or Sub to enforce this Agreement, the Company agrees to waive the defense that Parent or Sub has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy.

         8.13. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time.

         8.14. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.7, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The agreements and obligations of each party hereto shall be enforceable only against such party and no recourse may be had to or against any shareholder, member or Affiliate of such party with respect to the obligations of such party under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                    MEDICAL GRAPHICS CORPORATION


                                    By:
                                          --------------------------------------
                                    Name:  Richard E. Jahnke
                                    Title: President and Chief Executive Officer


                                    ANGEION CORPORATION


                                    By:
                                          --------------------------------------
                                    Name:  James B. Hickey, Jr.
                                    Title: President and Chief Executive Officer


                                    ANG ACQUISITION CORP.


                                    By:
                                          --------------------------------------
                                    Name:  James B. Hickey, Jr.
                                    Title: President